To Our Stockholders, Customers and Employees:
Mueller Industries continued its long tradition of building strength and seizing opportunities in 2016. Our net income increased 13.5%; we ended the year with approximately $350 million in cash on hand; and the cumulative return for the year on our common stock exceeded 46%.  In sum, 2016 was a very solid year for our company.
Our results were invigorated by strong performances by our newly-acquired businesses, and by generally favorable business conditions in most of the markets we serve. Our company remains highly leveraged to the US economy, but as we expand internationally, world markets are having a gradually greater influence on our overall business performance.
Despite higher unit sales, our topline revenues were flat from 2015 at $2.1 billion. Our revenues were largely discounted by the decrease in the price of copper on a year-over-year basis (the average price of copper declined by 12% during this time), and to a lesser extent, by foreign currency translation relative to the stronger US dollar. Our diversified businesses proved to be beneficial as the results of each of our businesses are impacted by a confluence of factors.

" Our results were invigorated by strong performances by our newly-acquired businesses, and by generally favorable business conditions in most of the markets we serve."
Overview - Business and Operations
Industrial Metals
Results in our Industrial Metals group of businesses were all stronger in 2016, achieving a 36.1% year-over-year increase in operating income.
In our brass rod business, we completed the modernization of our Port Huron rod mill in 2015, and ran our first full year post-modernization. For the previous three years, this mill was disrupted while we installed the new technology, and we were challenged to keep the old mill operating until we could effectively make the cut over.  As 2016 progressed, our product quality, service and response time all continued to improve.  By year-end the plant was operating in line with our expectations. We are grateful to the entire Port Huron team, whose commitment and persistence have made this three-year process a success.
Domestic consumption of brass has declined every year since 2010, including 2016 (down 6.9%). Offshoring, substitution, and increased regulation have challenged this industry for decades. However, we observed a potential bottoming in the fourth quarter of 2016, and are optimistic this could represent a meaningful low water mark.  With our "new mill" in place, we believe we are well prepared for a recovery.

In our forming and fabrication businesses, most notably the aluminum-related and copper alloys value-added businesses, we also experienced growth and improvement. This momentum was fueled by our acquisition of Sherwood Valve in 2015, as well as by capital investments aimed at expanding capabilities and capacity.
Rising demand in a wide array of the industrial markets that are supported by the forming and fabrication businesses – such as automotive, manufacturing, aerospace, medical, and energy-transmission – contributed to the growth of these businesses.

Piping Systems
Results in our Piping Systems businesses were mixed; overall operating income for the segment declined 8.3% from 2015.
2016 was a historic year in the UK and EU.  Uncertainty leading up to the Brexit vote suggested trouble on the horizon; but the predicted economic meltdown didn't materialize. In fact, to the surprise of some, the UK achieved the highest degree of economic growth of all major European Union countries, although this growth was still modest.
After two long years spent consolidating our Liverpool copper tube operations into our Bilston copper tube mill, which we completed in 2015, we felt we were poised for good things. It happened this year, and Mueller Europe finally made an acceptable return after many years of disappointment. Running a single plant at a high degree of utilization, running all of our volume through the more modern and efficient plant, and servicing customers from a central distribution point all helped to improve the bottom line.
"We continue to work through the challenges in Fulton and remain confident that we will achieve our targets in capacity, cost, and quality when we complete the investment this year."

Much like our mill in the UK, Mueller's newly acquired Great Lakes Copper (GLC) business is the only full-line manufacturer of copper tube in Canada. In a year when the overall economy and building construction were up marginally in Canada, GLC nonetheless set a record in unit production. We salute our GLC team, which made a seamless transition into the Mueller family of companies, on this feat.
Growth in our domestic markets was much stronger than our international markets. The building construction markets in the US continued their upward trend in 2016. In the residential sector, housing starts rose 5.6% buoyed by much stronger single family starts, which grew 9.4%. The commercial construction sector also grew 4.1%, led by spending in the private sector, which grew 7.8%. Public spending declined marginally, and 2016 was the fifth year of declines since 2009.
Despite rising demand, our copper piping businesses underperformed in 2016 bringing down the segment's results. Our Fulton copper tube mill continues to be in the midst of a major modernization investment. The process of implementation has been more complex and protracted as major pieces of equipment did not perform as specified. Excess cost overruns, lower yield, and lower overall unit productivity significantly impacted our business, and inhibited our ability to support demand internally and externally.
We continue to work through the challenges in Fulton and remain confident that we will achieve our targets in capacity, cost, and quality when we complete the investment this year.
We launched our new Fulton lineset plant in 2016. Disruptions with the raw material supplies, combined with the inefficiency caused as we worked out the kinks in our new equipment and processes, also inhibited our ability to meet demand. Service suffered and costs escalated. But by the end of the year, we worked our way through the issues. Although we could not take advantage of it in 2016, the plant currently is operating as intended, producing top-quality linesets at much higher capacity and world-class cost levels.  This makes for a promising 2017.
The Piping Systems segment was also negatively impacted by the write-off of $6.1 million related to the PEX plastic piping R&D initiative we halted. We encourage planting seeds for growth, knowing that many will sprout and some won't. The PEX initiative is one that did not. We began this initiative in 2014, aspiring to develop a strategically superior process for manufacturing PEX plastic piping applications. After evaluating progress to date, we concluded that this particular growth process was too experimental, too time-consuming, and required too great an investment to continue. We are now in the process of regrouping, with hopes of charting a more promising – and more proven – path forward.

Climate Products
As all of the businesses in the Climate segment improved over 2015, our results improved, and we grew operating income 42.3%.
Organic growth in our established climate businesses was complemented by the improvement that came from the acquisitions we made in 2015. Turbotec, Sherwood Valve, and Tecumseh Products showed great improvement and promise this year. A central part of our strategy for growth in the Climate segment is broadening our product offering through product development, as well as acquisitions.
The Climate segment is our smallest, but one with ample runway to grow as comfort and preservation of food become ever more prioritized around the globe. Constant regulatory reform creates an ever-changing environment in the heating, air-conditioning, and refrigeration space.  The Mueller family of brands issynonymous with quality in the HVACR markets, which should be to our advantage as we expand our systems offerings worldwide.

Overview - Capex and Acquisitions
In 2016, our capital investment in existing operations was $22.5 million, down from $28.8 million in 2015. We invested an additional $36.1 million in three acquisitions or projects this year.
In January of 2016, we announced plans to build a copper tube mill in Bahrain. This project is underway and we anticipate the facility will be completed and the equipment installed in late 2017, with production coming on-line during the first half of 2018. Growth in the Middle East and North African regions of the world is strategically important to us. This plant will support the already-established customer base and distribution footprint, and complement the many piping systems products that Mueller already offers.
In April, we completed the acquisition of Jungwoo Metal (JWM), a world-class manufacturing facility in South Korea for copper joining technologies. JWM provides us the resources to accelerate product innovation and development, and broadens our production capabilities in our joining technologies group.  In the latter part of the year, we launched our new copper press fittings technology. Flameless joining technology has been gaining acceptance as skilled labor shortages persist and concern for fire safety increases. This new line of fittings complements our copper piping systems package and meets a growing demand of our customers. JWM operates at a very high standard of excellence, and has proven to be a great addition to our company.
In December, we announced the acquisition of the Cerro copper tube mill in Cedar City, Utah. Idled since 2012, we aim to have the mill operational by the fourth quarter of 2017. In addition to supporting our current and future needs, this mill is geographically situated to give us a strategic footprint on the west coast. We are pleased with the support provided by the state of Utah, and we are charging forward to reopen this mill.

"As we head into our 100th year of business, we are excited about what the future holds."

Outlook for 2017
Heading into 2017, we are pleased to report that things appear to be getting clearer.
Domestically, housing tipped over 1.17 million starts in 2016. It has been a slow but steady recovery. By most economists' forecasts, this remains well below the normal level of required housing formations, which tend to be in the 1.4-1.5 million range. We anticipate a continued trend of improvement in residential construction. After years of decline in public construction spending, our infrastructure is in need of repair and replacement. There seems to be bipartisan agreement on this point, so it is not a matter of if it will begin, but when.
The new administration appears committed and focused on fulfilling its campaign promises of reforming healthcare, overhauling our tax code, addressing overly onerous and restrictive regulations, addressing unfair competition from global imports, and increasing employment here in the US. We are hopeful that these and other reforms will create an environment in which we can succeed.
Internationally we believe things will remain choppy, but we are well positioned as conditions strengthen.  All in all, we are looking forward to 2017, expecting improved performance in our operations and generally good market conditions for most of our businesses.

Closing
As we head into our 100th year of business, we are excited about what the future holds. Our company has completed a great deal of hard but important work these last few years.  We have invested to modernize our core manufacturing operations. We have continued to invest in growing our talent bench. We have broadened our product portfolio and geographical footprint through strategic acquisitions; and have successfully integrated those businesses into our company. We continue to manage our balance sheet prudently, adding leverage in ways we believe are beneficial to our shareholders.
The greatest vote of confidence we could give about our outlook is the announcement of our $8.00 per share dividend distributed to our shareholders on March 9th, 2017. Even after this distribution, Mueller's balance sheet gives us ample flexibility and ammunition to invest to remain a low-cost producer and to pursue opportunities to strengthen and expand our company.
Our success and longevity are all due to the commitment, work ethic, and sacrifice of the many Mueller associates who give their all every single day to make us better, as well as those who came before us. We are grateful for their support.  We are also thankful for and appreciative of our loyal customers and shareholders.

Sincerely,

Gregory L. Christopher
Chief Executive Officer